Exhibit 16.1 Letter on change of certifying accountant


Child, Van Wagoner & Bradshaw, PLLC
5296 South Commerce Drive, Suite 300
Salt Lake City, Utah 84117-4977 (801) 281-4700


August 1, 2012

Securities and Exchange Commission
100 F Street,  NE
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Global Stevia Corp. (the "Company") and reported on the financial statements of the Company for the year ended May 31, 2011 and period ended May 31, 2010 . On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC. We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 1 , 2012, and agree with such statements.

Very truly yours,


/s/ Child, Van Wagoner & Bradshaw, PLLC
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Child, Van Wagoner & Bradshaw, PLLC